Exhibit 99.1

JOINT FILER INFORMATION

Relationship:

10% Owner

Name:

FROST GAMMA INVESTMENTS TRUST

Address:

4400 Biscayne Boulevard

Miami, FL 33137

Designated Filer:

Phillip Frost, M.D. et al.

Issuer and Ticker Symbol:

ChromaDex Corp. [CDXC.OB]

Date of Event RequiringStatement:

June 20, 2012

FROST GAMMA INVESTMENTS TRUST

By:  /s/ Phillip Frost, M.D., Trustee

Phillip Frost, M.D., Trustee